Exhibit 6.5

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of the 30th day of June, 2023, by and between White Oak Capital Holdings, LLC, a Delaware limited liability company, d/b/a/ Oak Real Estate Partners (“Employer”), and Thomas A. McGovern (“Employee”) and amends that Employment Agreement between Employer and Employee dated May 5, 2022 (the “Agreement”), effective as of the same date. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

RECITALS:

A. Employer and Employee are parties to the Agreement.

B. Employer and Employee wish to enter into this Amendment to further define the rights and obligations of set forth in the Agreement.

AGREEMENT:

In consideration of the mutual promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:

1) Exhibit A of the Agreement, under the heading “Salary” is deleted in its entirety and replaced with the following:

The Employee shall be paid a base salary (the “Base Salary”) at an annual rate of Fifty Thousand Dollars ($50,000) beginning at the Effective Date of this Agreement.

2) The following is added to Exhibit A of the Agreement, under the heading “Compensation and Benefits”:

Incentive Equity: The Employee shall receive an initial incentive equity grant in WOCH, equal to Two and One-Half percent (2.5%) of the issued and outstanding equity of WOCH, on a fully diluted basis, as of the date of this Agreement (the “Initial Grant”). Employer and Employee will mutually agree to the exact form the Initial Grant will take (including, but not limited to, direct grant of membership interests, LTIPs or participation interests).

The Initial Grant shall vest annually over three (3) years from the Effective Date of this Agreement in equal installments, provided, however, in the event of a termination other than for Cause in a year during the vesting period (assuming the Employee has worked a minimum of four (4) months of the applicable year), the amount of the unvested Initial Grant scheduled to vest in that year shall be pro-rated for the period of the year worked by Employee and shall vest upon the termination.

The foregoing notwithstanding, in the event of a Capital Event with regard to WOCH, to the extent that any portion of the Initial Grant has not vested, such unvested portion shall fully vest immediately prior to the Capital Event such that Employee can fully participate as an equity holder in the event.

A “Capital Event’’ shall mean any of the following:

(i) The consummation of: (A) a merger or consolidation if WOCH members immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of WOCH outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of fifty percent (50%) or more of the total assets of WOCH;

(ii) an initial public offering of equity securities of WOCH pursuant to a registration statement effective under the Securities Act of 1933, as amended.

4. Except as otherwise provided herein, all of the provisions of the Agreement are hereby ratified and confirmed, and shall remain in full force and effect.

5. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one (1) instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the day and year first above written.

EMPLOYEE

/s/ Thomas A. McGovern
Thomas A. McGovern

EMPLOYER

WHITE OAK CAPITAL HOLDINGS LLC

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Title:	Chief Executive Officer